Exhibit 99.1

Neenah, Inc.

To:	Executive Officers and Directors of Neenah Inc.

From:	Travis Jackson, Vice President, Deputy General Counsel and Assistant Secretary, Neenah, Inc.

Date:	July 1, 2022

Subject:	Notice of Trading Blackout Period Related to 401(k) Plan

Reference is made to the pending merger (the “Merger”) of Samurai Warrior Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Schweitzer-Mauduit International, Inc. (“SWM”), with and into Neenah, with Neenah surviving the Merger as a wholly owned subsidiary of SWM, pursuant to an Agreement and Plan of Merger, dated as of March 28, 2022 (the “Merger Agreement”).

This notice informs you that, during a blackout period relating to the Merger that affects certain participants in the Neenah, Inc. 401(k) Retirement Plan (the “Plan”), directors and executive officers are prohibited from trading in Company Securities (as defined below), whether or not they participate in the Plan. We are required to send this notice under Regulation BTR of the Securities Exchange Act of 1934 even though you are already subject to a blackout period in connection with the merger and routine quarterly blackout period.

The blackout period is required to facilitate the conversion and exchange of shares of Neenah common stock invested in the Neenah, Inc. Stock Fund into shares of SWM common stock in connection with the Merger, as well as to establish a new SWM Stock Fund. Participants in the Plan have been advised that at 4:00 pm Eastern Time on June 27, 2022, the Stock Fund will be restricted from all transactions under the Plan. The blackout period is expected to last until the week of July 25, 2022. The duration of the blackout period could change or be extended. During the blackout period, participants in the Plan will be unable to make new contributions to, transfer out of, request a loan or receive distributions from the Neenah, Inc. Stock Fund. Participants may continue to make exchanges or investment transactions involving other investment options in the Plan (other than the Neenah, Inc. Stock Fund) during the blackout period.

Pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR under the Securities Exchange Act of 1934, during the blackout period, you generally may not enter into any transaction with respect to shares of Neenah common stock (including any derivative securities) (“Company Securities”), whether or not you participate in the Plan. Specifically, during the blackout period, you are prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any Company Securities, if you acquired such securities in connection with your services as a director or executive officer of Neenah (subject to certain narrow exceptions). This trading restriction includes indirect trading where you have a pecuniary interest in the transaction (such as transactions by family members, partnerships, corporations or trusts in which you have a pecuniary interest).

The blackout period is currently in effect and is expected to last until the week of July 25, 2022. The blackout period could change or be extended. We will notify you in advance if the expected end of the blackout period changes, unless it is not practicable to provide such advance notice.

Please contact me if you have any questions about this notice.